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                                   EXHIBIT 5

            OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP

                              September 15, 2000

Multex.com, Inc.
100 William Street, 7th Floor
New York, New York 10038

          Re: Multex.com, Inc. - Registration Statement for Offering of an Aggregate of 5,609,317 Shares of Common Stock,
               -----------------------------------------------

Dear Ladies and Gentlemen:

          We have acted as counsel to Multex.com, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) an additional 4,250,000 shares of the Company's common stock reserved for issuance under the Company's 1999 Stock Option Plan (the "1999 Plan"), (ii) 159,317 shares of the Company's common stock reserved for issuance under the BuzzCompany.com Inc. 1999 Stock Option Plan as assumed by the Company (the "BuzzCompany Plan"), and (iii) 1,200,000 shares of the Company's common stock reserved for issuance under special option grants made to certain individuals pursuant to written compensation agreements (the "Individual Options").

          This opinion is being furnished in accordance with the requirements of
Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

          We have reviewed the Company's charter documents and the corporate proceedings taken by the Company with respect to: (a) the establishment and amendment of the 1999 Plan, (b) the assumption of the BuzzCompany Plan and the options outstanding thereunder in connection with the Company's acquisition of BuzzCompany.com Inc., and (c) the grant of the Individual Options. Based on such review, we are of the opinion that, if, as and when the shares of the Company's common stock are issued and sold (and the consideration therefor received) pursuant to (a) the provisions of option agreements or direct stock issuances duly authorized under the 1999 Plan and in accordance with the Registration Statement, (b) the provisions of option agreements for the outstanding options assumed under the BuzzCompany Plan and in accordance with the Registration Statement, and (c) the provisions of option agreements duly authorized under the Individual Options and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.

          We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

          This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 1999 Plan, the BuzzCompany Plan, the Individual Options, or the shares of the Company's common stock issuable under such plans and arrangements.


                                 Very truly yours,


                                 /s/ Brobeck, Phleger & Harrison LLP
                                 BROBECK, PHLEGER & HARRISON LLP